Exhibit 10.15

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement, dated as of November 12, 2020 (this “Agreement”), is made and entered into by and among Ag-Grow Imports, LLC, a Washington limited liability company (the “Company”), 4Front Ventures Corp., a corporation amalgamated under the laws of the Province of British Columbia, Canada (“4Front”), and Maha Consulting LLC, a Puerto Rican limited liability company (“Consultant”).

ARTICLE 1

SCOPE OF WORK/COMPENSATION

1.1 Services. The Company has engaged Consultant to provide services in connection with the Company’s recreational cannabis growing operations, and 4Front has engaged Consultant to provide leadership services. Consultant, by and through its employees and/or principals, will provide services to the Company and 4Front, respectively, as specified in the attached Scope of Work (collectively, the “consulting services” or the “services”). The parties agree to mutually review the Scope of Work periodically (and no less than annually) during the term of this Agreement, and to update the Scope of Work attached hereto to incorporate any changes that are mutually agreed upon.

1.2 Compensation. The Company shall pay to Consultant USD $33,333.33 per month for services rendered to the Company and 4Front under this Agreement (it being acknowledged that no separate consideration will be paid by 4Front hereunder). The monthly compensation shall be paid on the first of the month following the month the services were provided. For the avoidance of doubt, the monthly compensation shall be paid regardless of the number of consulting hours actually provided by Consultant in a particular month. The Company and/or 4Front may, in its sole discretion, pay cash bonuses and/or issue equity incentive awards to Consultant from time to time based on Consultant’s performance hereunder.

1.3 Confidentiality. In order for Consultant to perform the consulting services, it may be necessary for the Company and/or 4Front to provide Consultant with Confidential Information (as defined below) regarding the Company’s and/or 4Front’s business and products. The Company and 4Front will rely heavily upon Consultant’s integrity and prudent judgment to use this information only in the best interests of the Company and/or 4Front, respectively.

1.4 Standard of Conduct/Remote Work. In rendering consulting services under this Agreement, Consultant shall conform to high professional standards of work and business ethics, and shall comply with all applicable federal, state, and local laws and regulations. Consultant shall not use time, materials, or equipment of the Company or 4Front without the prior written consent of the Company or 4Front, as applicable. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any university, governmental body, research institute, or other person, entity, or organization acquiring any rights of any nature in the results of work performed by or for the Company or 4Front.

Each of the Company and 4Front acknowledges that, from the outset of this Agreement, Consultant’s services will be provided remotely, and that physical presence upon the Company’s or 4Front’s premises will not be required in order to satisfactorily perform the consulting services. Without limitation, each of the Company and 4Front agrees that any consulting services may be performed from Puerto Rico.

1.5 Outside Services. Other than employees and/or principals of Consultant, Consultant shall not use the service of any other person, entity, or organization in the performance of Consultant’s duties without the prior written consent of an authorized officer of the Company or the Board of Directors of 4Front (or its designee), as applicable. Should the Company or 4Front consent to the use by Consultant of the services of any other person, entity, or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity, or organization until such person, entity, or organization has executed an agreement to protect the confidentiality of the Company’s or 4Front’s Confidential Information (as defined in Article 4) and the Company’s or 4Front’s absolute and complete ownership of all right, title, and interest in the work performed under this Agreement.

1.6 Reports. Consultant shall periodically provide the Company and 4Front with written reports of its observations and conclusions regarding the consulting services. Upon the termination of this Agreement, Consultant shall, upon the request of Company or 4Front, prepare a final report of Consultant’s activities.

1.7 Insurance. During the term of this Agreement, Consultant shall maintain in force adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to the Company and 4Front, with policy limits sufficient to protect and indemnify the Company, 4Front, and their affiliates, and each of their respective subsidiaries, shareholders, controlling persons, directors, officers, employees, agents, and successors and assigns, from any losses resulting from your acts or omissions or the acts or omissions of Consultant’s agents, contractors, servants, or employees. The Company and 4Front shall be listed as additional insured under each such policy, and Consultant shall forward a certificate of insurance verifying such insurance upon the Company’s or 4Front’s written request.

ARTICLE 2

INDEPENDENT CONTRACTOR

2.1 Independent Contractor. Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company and/or 4Front. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company or 4Front in any manner without the prior express written authorization from an authorized officer of the Company or the Board of Directors of 4Front (or its designee). In addition, neither Consultant nor any of Consultant’s principals or employees will be entitled to participate in any employee benefit plans or programs sponsored or maintained by the Company and/or 4Front from time to time.

2.2 Taxes. Consultant shall be responsible for any and all taxes arising from compensation and other amounts paid under this Agreement. It is contemplated that no federal, state, or local income tax, or payroll tax of any kind, shall be withheld or paid by the Company or 4Front on behalf of Consultant or its employees. Consultant acknowledges that, in the event any services are provided by Consultant from the United States (which are not contemplated hereunder), the Company or 4Front is authorized to withhold payments for tax as may be required under the laws of the United States. Consultant further agrees to provide a Form W-8BEN-E to the Company.

ARTICLE 3

TERM AND TERMINATION

3.1 Term. This Agreement shall be effective as of November 12, 2020 and shall continue in full force and effect for a period of 12 months. This Agreement shall automatically renew for additional 12-month periods unless (1) the parties agree otherwise or (2) any party delivers written notice of non-renewal to the other party(ies) hereto at least 30 days prior to the expiration of the then-current term.

3.2 Termination. The Company or 4Front may terminate this Agreement for “Cause,” after giving Consultant written notice of the reason. Cause means: (1) Consultant has breached the provisions of Articles 1, 4 or 6 of this Agreement in any respect, or materially breached any other provision of this Agreement and the breach continues for 30 days following receipt of a notice from the Company or 4Front; (2) Consultant has committed fraud, misappropriation, or embezzlement in connection with the Company’ s and/or 4Front’s business; (3) Consultant has been convicted of a felony; or (4) Consultant’s use of narcotics, liquor, or illicit drugs has a detrimental effect on the performance of its responsibilities, or otherwise could threaten licenses or authorizations necessary to the Company or 4Front, as determined by the Company or 4Front. For the avoidance of doubt, all references to “Consultant” in this Section 3.2 shall be interpreted to also refer to each of Consultant’s principals, employees, agents or other representatives, and to the extent that Consultant (or any of Consultant’s principals, employees, agents or other representatives) serve as an officer of 4Front, nothing herein shall be interpreted to limit 4Front’s ability to remove or replace such officer in accordance with applicable law and the Bylaws of 4Front.

3.3 Responsibility upon Termination. Any equipment provided by the Company or 4Front to Consultant in connection with or furtherance of Consultant’s services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company or 4Front, as applicable.

3.4 Survival. The provisions of Articles 4 , 5, 6, and 7 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 4

CONFIDENTIAL INFORMATION

4.1 Obligation of Confidentiality. In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company and/or 4Front. Consultant agrees that Consultant will not and Consultant’s employees, agents, or representatives will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity, or organization other than the Company and/or 4Front, as applicable, or disclose such Confidential Information without the written authorization of any authorized representative of the Company or 4Front, as applicable, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

4.2 Definition. “Confidential Information” means information not generally known and proprietary to the Company or 4Front (or to a third party for whom the Company or 4Front is performing work), as applicable, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials, or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company or 4Front, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company or 4Front, any confidential secret development or research work of the Company or 4Front, or any other confidential information or proprietary aspects of the business of the Company or 4Front. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company or 4Front as being Confidential Information, shall be presumed to be Confidential Information.

4.3 Property of the Company and 4Front. Consultant agrees that all plans, manuals, and specific materials, including but not limited to any patents; trade secrets; confidential designs, processes, formulae, source codes, devices or material; proprietary software, analysis, techniques, materials, or designs (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company; vendor, customer, or supplier lists, databases, and management systems; and confidential research or development of the Company or 4Front, developed by the Consultant on behalf of the Company or 4Front in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Company or 4Front, as applicable. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company or 4Front, as applicable, Consultant shall return to the Company or 4Front all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including, without limitation, all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 5

RIGHTS AND DATA

All drawings, models, designs, formulas, methods, documents, and tangible items prepared for and submitted to the Company or 4Front by Consultant in connection with the services rendered under this Agreement shall belong exclusively to the Company or 4Front, as applicable, and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, Consultant hereby assigns to the Company or 4Front, as applicable, the ownership of trademark, copyright, mask work, or any other assignable intellectual property rights in the Deliverable Items, and the Company or 4Front shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. Consultant agrees to give the Company or 4Front (or its designees) all assistance reasonably required to perfect such rights.

ARTICLE 6

CONFLICT OF INTEREST AND NON-SOLICITATION

6.1 Conflict of Interest. Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Company or 4Front during the duration of this Agreement unless express written authorization to do so is given by an authorized representative of the Company or 4Front, as applicable. A direct competitor of the Company for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in the business of recreational cannabis production or processing in the state of Washington. A direct competitor of 4Front for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in the business of owning, managing or operating licensed recreational and/or medical cannabis cultivation, production, processing and/or dispensary facilities in the United States.

6.2 Non-Solicitation. Consultant covenants and agrees that during the term of this Agreement, and for a 12-month period after the termination of this Agreement, Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising, or any other basis, other than on behalf of the Company or 4Front any employee or independent contractor employed by the Company or 4Front while Consultant is performing services for the Company and 4Front.

ARTICLE 7

RIGHT TO INJUNCTIVE RELIEF

Consultant acknowledges that the terms of Articles 4, 5, and 6 of this Agreement are reasonably necessary to protect the legitimate interests of the Company and 4Front, are reasonable in scope and duration, and are not unduly restrictive. Consultant further acknowledges that a breach of any of the terms of Articles 4, 5, or 6 of this Agreement will render irreparable harm to the Company or 4Front, as applicable, for which a remedy at law for breach of the Agreement is inadequate, and that the Company and/or 4Front shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. Consultant acknowledges that an award of damages to the Company or 4Front, as applicable, does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.

ARTICLE 8

GENERAL PROVISIONS

8.1 Indemnification. Consultant shall defend, indemnify, and hold harmless each of the Company and 4Front, their affiliates, and each of their respective shareholders, directors, officers, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (1) bodily injury, death of any person, or damage to real or tangible personal property resulting from Consultant’s (or its agents’) acts or omissions, (2) Consultant’s breach of any representation, warranty, covenant, or other obligation set forth in this Agreement, or (3) taxes of any kind payable in respect of the compensation payable to Consultant hereunder. This Section 8.1 shall survive the termination of this Agreement and remain in full force and effect thereafter.

8.2 Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

8.3 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Washington. The Parties agree and submit to the sole jurisdiction of the courts of the State of Washington for any disputes arising out of this Agreement.

8.4 Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral. Without limitation, this Agreement supersedes and replaces in its entirety that certain Consulting Agreement, dated effective January 1, 2017, that was previously executed by and between Superior Gardens LLC (d/b/a Northwest Cannabis Solutions) and Consultant.

8.5 Dispute Resolution. If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorneys’ fees and experts’ fees, of all parties incurred in any dispute that is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

8.6 Modification. No modification, termination, or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

8.7 Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

8.8 Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that the Agreement shall be assignable by the Company or 4Front without Consultant’s consent in the event the Company or 4Front, as applicable, is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

8.9 No Conflict. Consultant represents and warrants to each of the Company and 4Front that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

8.10 Execution of Agreement. This Agreement may be executed in multiple counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties have hereunto set their respective hands and seals as at the date written above.

CONSULTANT: Maha Consulting LLC	COMPANY: Ag-Grow Imports, LLC

Per:	By: Brightleaf Development, LLC – its Sole Member
/s/ Leonid Gontmakher
By: 4Front Nevada Corp, its Sole Member
Name: Leonid Gontmakher
By: 4Front Ventures Corp, it sole stockholder
Title: CEO

/s/ Joshua N. Rosen
Name: Joshua N. Rosen
Title: Executive Chairman

4FRONT: 4Front Ventures Corp.
Per:

/s/ Joshua N. Rosen
Name: Joshua N. Rosen
Title: Executive Chairman

SCOPE OF WORK

Ag-Grow Imports, LLC:

Supporting the Company’s IP, packaging and services agreement with Superior Gardens (dba Northwest Cannabis Solutions) and 7Point, including the:

1.	assessment of new strain potential, and planning revision and refinement of current strains;
2.	management and scheduling of all growing operations; and
3.	assistance, counseling, and advice similar to that of a “master grower,” advising on plant health and best practices.

4Front Ventures Corp.:

Support 4Front’s key infrastructure projects, most notably:

1.	completing construction and commencing operations at Commerce, CA manufacturing facility;
2.	completing infrastructure upgrades at 4Front’s Georgetown, MA and Elk Grove Village production facilities;
3.	supporting budgeting and capital raising process to expand 4Front’s presence in Massachusetts and Illinois; and
4.	supporting additional production facility project in Illinois assuming properly capitalized.

Provide leadership services, including:

1.	collaborating with 4Front’s leadership team and Board of Directors to drive and sustain profitability, while capitalizing on the growth opportunities in 4Front’s key markets; and
2.	collaborating with 4Front’s leadership team and Board of Directors to set and update strategic direction and identify the proper resources to support execution.